Exhibit 10.15

COLDQUANTA INCORPORATED

EMPLOYMENT AGREEMENT

(Matthew Kinsella)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 6th day of June 2024 (the “Effective Date”), by and between (i) COLDQUANTA INCORPORATED D/B/A INFLEQTION (the “Company”), and (ii) MATTHEW KINSELLA (“Executive”) (collectively, the “Parties”, each a “Party”).

WHEREAS, the Company and Executive desire to set forth the terms of Executive’s employment with the Company as further described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1. EMPLOYMENT. The Company will employ Executive, and Executive shall serve the Company, in the capacity of Chief Executive Officer (“CEO”).

2. DUTIES; LOCATION OF SERVICES.

(a) Executive will report to the Company’s Board of Directors (the “Board”), performing such duties as are normally associated with Executive’s position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall render exclusive, full-time services to the Company primarily at the Company’s office in Boulder, Colorado, and from time to time at such other locations as may be necessary or as otherwise reasonably requested or permitted by the Company.

(b) Subject to the terms and conditions of this Agreement, Executive’s responsibilities, working conditions, and duties may be changed, expanded, or eliminated at the sole discretion of the Company. Executive shall devote Executive’s best efforts and full business time, skill, and attention to performance of Executive’s duties on behalf of the Company; provided, however, that Executive may engage in civic and not-for-profit activities (e.g. charitable and industry association activities) as long as such activities do not materially interfere with Executive’s obligations hereunder. During Executive’s employment with the Company, Executive agrees not to engage in any business or for-profit activities outside the Company, including serving on any advisory boards or boards of directors of for-profit entities, except (i) with the prior written approval of the Board; and (ii) and for service on three boards of directors in effect as of the Effective Date for companies in which Maverick Ventures Investment L.P. is an investor, provided such service does not materially interfere with Executive’s obligations hereunder and such companies remain in business unrelated to the business of the Company. By signing this Agreement, Executive represents that, to the best of Executive’s knowledge, Executive is not subject to any other contract or duty that would interfere in any way with Executive’s employment with the Company or performance of employment duties hereunder.

3. POLICIES AND PROCEDURES. Executive shall be subject to and will at all times comply with the policies and procedures of the Company, as they may be modified, expanded, or eliminated from time to time at the Company’s sole discretion, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement (in which case, this Agreement shall control).

4. COMPENSATION.

(a) Base Salary. For services rendered hereunder, Executive shall initially receive a base salary at the rate of $287,000 per year, paid periodically in accordance with ordinary Company payroll practices, subject to applicable payroll tax withholdings and deductions, and subject to annual reviews and periodic adjustment (including, but not limited to, the adjustment contemplated in this Section 4(a)) (“Base Salary”). Starting on the first regular payroll date following the closing of a Qualified Financing (as defined below), Executive’s Base Salary shall increase to $410,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices. For purposes of this Agreement, a “Qualified Financing” is defined as any transaction or series of transactions through which the Company has secured and closed a preferred stock financing pursuant to which the Company raises total proceeds of not less than $50,000,000 (excluding the conversion of convertible securities issued for capital raising purposes); provided, however, that if such a transaction or series of transactions includes more than one closing, the Qualified Financing will not be deemed to occur until the date upon which the Company receives at least the threshold proceeds.

(b) Annual Discretionary Bonus. Executive will be eligible for a discretionary annual cash bonus with a target of twenty-five percent (25%) of Executive’s then current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Executive earns any portion of such Target Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the date any such bonus is paid. The bonus may be greater or lesser than the Target Bonus and may be zero. The annual period over which performance is measured for purposes of the Target Bonus is January 1 through December 31. Any bonus attributable to the 2024 calendar year will be prorated to the Effective Date. The Board will determine in its sole discretion the extent to which Executive has achieved the performance goals upon which the Target Bonus is based and the amount of the Target Bonus, if any.

5. STOCK OPTION.

(a) Subject to approval by the Board, as soon as reasonably practicable following the Effective Date, the Company shall grant Executive an option (the “Option”) to purchase a number of shares of the Company’s common stock (the “Common Stock”) equivalent to 5% of the Company’s fully-diluted capitalization (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, including (i) all shares of Common Stock reserved and available for future grant under the Company’s 2017 Stock Incentive Plan (as amended, the “Plan”); and (ii) options, warrants and other convertible securities in excess of the Plan promised or under offer letters, letters of intent or acquisition agreement; but excluding the shares of equity securities of the Company issuable upon the conversion of the Notes or other convertible securities issued for capital-raising purposes (e.g., Simple Agreements for Future Equity). The Option will have an exercise price equal to the fair market value of a share of Common Stock as determined by the Board as of the date of grant based on an a 409A valuation with an effective date less than twelve months from the date of grant of the Option, pursuant to the terms of the Plan and Executive’s stock option grant notice and agreements, as applicable. The Option will be subject to the terms and conditions of the Plan and Executive’s grant agreement, and shall vest 25% on the one-year anniversary of the earlier of (the “Vesting Commencement Date”) (y) April 5, 2025 or (z) the start date of employment with the Company, and thereafter over the ensuing 3 years in a series of thirty-six (36) successive, equal monthly installments. Notwithstanding the foregoing:

(i) if within two months before or 12 months following a Corporate Transaction (as defined in the Plan), Executive’s service to the Company in all capacities is involuntarily terminated by the Company without Cause, or Executive resigns Executive’s service to the Company in all capacities for Good Reason, and in either case other than as a result of death or Disability (as defined below), and provided that such termination constitutes a Separation From Service (as defined below), the vesting of the Option shall be accelerated so that all of the then unvested shares subject to the Option shall vest immediately;

(ii) in addition to any other vesting provided under this Agreement, in the event of a Corporate Transaction prior to the time when the Option is fully vested, the Option shall vest as of the closing of the Corporate Transaction as to the unvested portion thereof as to the greater of:

(1) the amount of shares determined by the Board; or

(2) as applicable, one of the following:

a. 25% of the unvested shares if the closing is between the Vesting Commencement Date and the one year anniversary of the Vesting Commencement Date;

b. 50% of the unvested shares if the closing is between the one year anniversary of Vesting Commencement Date and the three year anniversary of the Vesting commencement Date; or

c. 100% of the unvested shares if the closing is after the three year anniversary of the Vesting Commencement Date;

(iii) if before the one year anniversary of the Vesting Commencement Date, Executive’s service to the Company in all capacities is involuntarily terminated by the Company without Cause, or Executive resigns Executive’s service to the Company in all capacities for Good Reason, then, the Option shall automatically be vested as to 25% of the shares exercisable;

(b) The Option shall be an incentive stock option (“ISO”) as to the first $100,000 that becomes exercisable in each year and the remainder, if any, shall be a non-qualified stock option (“NSO”). The Option will qualify as an ISO and have a post-termination exercise period of 18 months. The parties agree that if the ISO portion of the Option is actually exercised prior to than three months after termination (or 12 months in the case of a termination by death or disability), it will be treated as an ISO and if exercised after such time, both the ISO portion and NSO portion of the Option shall be treated as an NSO.

(c) In the event of a Spin-Off (as defined below) during the term of the Option:

(i) the Option the exercise price and number of shares of Common Stock exercisable thereunder shall be proportionately adjusted; and

(ii) Executive shall be granted at the closing of the Spin-Off, an option for exercisable for a number of shares of the class of securities of Spin-Co (as defined below) issued to other holders of the Company equal to 5% of Spin-Co’s fully-diluted capitalization (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, including all shares of Common Stock reserved and available for future grant under any Spin-Co incentive plan. The option for Spin-Co shares shall have an exercise price equal to 100% of fair market value per share of the securities issuable upon exercise and shall be vested to the extent that the Option is vested at such time and shall continue to vest in the same manner as the Option.

(d) “Spin-Co” an new entity that is a result of a Spin-Off.

(e) “Spin-Off” means separation of a business from the Company (other than creation of a wholly-owned subsidiary) whether under Internal Revenue Code Section 355 or any other spin-off, split-off, recapitalization, combination or other distribution of Company’s securities without the receipt of consideration by the Company.

6. OTHER BENEFITS. While employed by the Company pursuant to this Agreement, Executive shall be entitled to the following benefits:

(a) Executive Benefits. The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on the same terms and conditions in effect from time-to-time, including, without limitation, participation in any pension and profit sharing plans, the Company’s 401(k) plan, group insurance policies and plans (including medical, health, vision, and disability insurance policies and plans, and the like) which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter, discontinue, and/or amend its benefit plans and programs from time to time in its sole discretion.

(b) Expense Reimbursement.

(i) General Expense Reimbursement. Executive shall receive, upon presentation of proper receipts and vouchers as the Company may reasonably request, reimbursement for direct and reasonable out-of-pocket expenses incurred in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures in effect from time-to-time.

(ii) Relocation Expenses. If (i) Executive elects to relocate his household to the Denver/Boulder metropolitan area while this Agreement is in effect (the “Relocation”), and (ii) Executive executes a version of the Employee Confidential Information and Inventions Assignment Agreement presented by the Company for Colorado employees (subject to applicable law, containing, among other terms, non-competition and non-solicitation of customers provisions applying during employment and for twelve (12) months thereafter) promptly following the Relocation, then upon presentation of proper receipts and vouchers as the Company may reasonably request, the Company shall reimburse Executive up to an aggregate amount of $50,000, less any required withholding and/or deductions required by applicable law, for relocation expenses (including any family visits to Boulder to review housing options) in connection with the Relocation.

(iii) Travel and Lodging Expenses. So long as Executive’s primary residence is in the San Francisco, California area, the Company will reimburse Executive for reasonable lodging in the Denver/Boulder metropolitan area, as well as related reasonable travel expenses for one coach roundtrip flight per week for Executive (or for Executive’s spouse if Executive is remaining in Colorado for the week) from Executive’s home in California, to the Denver/Boulder metropolitan area, in a combined maximum gross amount of $5,000.00 per month, or such other amount agreed to in writing between Executive and the Board, and subject to revision over time in view of business needs (“Travel and Lodging Expenses”). The Company shall reimburse such Travel and Lodging Expenses, less any required withholding and/or deductions required by applicable law, within thirty (30) days of receipt of an invoice or other documentation that complies with Company policies, provided that Executive submits such receipts and other documentation within sixty (60) days following the date such Travel and Lodging Expenses are incurred. In order to be reimbursed by the Company, all travel and lodging expenditures must comply with the Company’s policies, as may be amended from time to time.

(iv) 409A. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c) Vacation. Under the Company’s non-accrual Paid Time Off (“PTO”) policy, Executive will be able to take a reasonable amount of paid time off each year for vacation and other short-term illnesses and personal absences. Since Executive shall not accrue PTO, “unused” PTO will not be carried over from one year to the next and will not be paid out upon termination. Executive’s PTO rights shall otherwise be governed by the Company’s policies and applicable law, as each is in effect from time to time.

(d) Indemnification and Directors and Officers Insurance. Executive shall be covered by standard directors and offices insurance during the term of employment or service as a director. The Company agrees to execute and deliver with Executive an Indemnification Agreement in the standard form executed by directors but covering service as both an officer and director.

7. CONFIDENTIAL INFORMATION, RIGHTS, AND DUTIES.

(a) Proprietary Information. As a condition of employment, Executive agrees to execute, deliver, and comply with the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”).

(b) Exclusive Property. Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive while employed by the Company, are, and shall remain, the permanent and exclusive property of the Company.

8. TERMINATION OF EMPLOYMENT.

(a) At-Will Status. The Company and Executive understand and agree that Executive’s employment relationship with the Company is at-will. Accordingly, there are no promises or representations concerning the duration of Executive’s employment relationship, and it may be terminated by either Executive or the Company at any time, with or without Cause (as defined herein), and with or without advance notice. Executive’s at-will status cannot be altered except in an express written agreement signed by Executive and the Company with the specific approval of the Board.

(b) Termination Due to Death or Disability. Subject to applicable state or federal law, Executive’s employment with the Company will automatically terminate upon Executive’s death. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. For purposes of this Agreement, “Disability” means Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits (as defined below), or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations (as defined below).

(c) Resignation by Executive (other than for Good Reason). Executive may resign from the Company at any time. The Company requests that Executive provide at least three (3) weeks’ advance written notice of a termination to allow for an orderly transition. The Company may accelerate the date Executive’s resignation is to become effective, in its sole discretion. In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason (as defined below)), Executive will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(d) Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause (as defined below) by giving notice as described in Section 8(e) of this Agreement. In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(e) Definition of Cause. For purposes of this Agreement, “Cause” shall mean termination of Executive by the Company due to Executive’s: (i) willful and continued failure to attempt in good faith to substantially perform his duties to the Company or willful refusal to follow the material, lawful directives of the Board (other than by reason of Disability), which failure continues for fifteen (15) days after Executive receives specific written notice to cure; (ii) conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude; (iii) act or omission which constitutes a material breach of this Agreement, or the material provisions of the Confidential Information Agreement or the Company’s policies, which breach continues for fifteen (15) days after Executive receives specific written notice to cure; (iv) commission of an act of fraud, embezzlement, or material dishonesty against the property or personnel of the Company; or (v) willful misconduct that would reasonably be expected to result in material harm to the business, reputation, assets, properties, prospects, results of operations, or financial condition of the Company, which continues for fifteen (15) days after Executive receives specific written notice to cure.

(f) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s prior consent, the occurrence of any of the following circumstances after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in this Agreement, or otherwise hereunder (other than inadvertent actions that are promptly remedied), provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a Corporate Transaction (as defined in the Plan), or Executive’s reporting relationships following a Corporate Transaction, nor a change in title, will be deemed a “material reduction” in and of itself or material adverse alteration in, Executive’s position, title, duties, or responsibilities; (ii) a reduction by the Company of Executive’s Base Salary (other than across-the-board salary cuts to all similarly-situated employees) equal to or greater than 10% of Executive’s Base Salary; (iii) Company’s failure to pay Executive any material amounts due hereunder if such failure continues for a period of ten (10) business days after Company’s receipt of written notice from Executive of such failure; or (iv) a requirement that Executive relocate his principal place of employment such that it increases his one way commute by more than fifty (50) miles as compared to his then-current principal place of employment immediately prior to such relocation (excluding, for the avoidance of doubt, Executive’s relocation from California to the Boulder, Colorado metropolitan area). Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving the Company written notice within thirty (30) days after the period for curing the violation or condition has ended).

(g) Final Pay upon Termination for Any Reason. Except as otherwise provided by this Agreement and/or required by law, upon termination of Executive’s employment for any reason, the Company’s obligation to make payments hereunder shall cease, except that the Company shall pay all amounts due and payable for Executive’s services through Executive’s last day of employment (the “Separation Date”), including all accrued unpaid Base Salary earned through the Separation Date, any benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan, and any reimbursable business expenses incurred, but not reimbursed as of the Separation Date (the “Accrued Obligations”).

(h) Severance Benefits upon Termination by the Company without Cause or Executive’s Resignation for Good Reason.

(i) Severance Benefits. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason (excluding clause (i) thereof), Executive shall be eligible to receive payment of an amount equal to twelve (12) months of Executive’s Base Salary in effect immediately prior to the Separation Date less applicable payroll tax withholdings and deductions (the applicable time period between (i) and (ii), the “Severance Period,” and such amount the “Severance”). In addition, and provided that Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and the terms of the governing health insurance policies, the Company will reimburse the monthly COBRA health insurance premiums (the “COBRA Payments”) Executive pays to continue Executive’s health insurance coverage (including dependent coverage) during the Severance Period or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or ceases to be eligible for COBRA coverage (the “COBRA Payment Period”). Executive must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), at the end of each remaining month of the COBRA Payment Period, the Company shall pay Executive directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount the Company would have otherwise paid to Executive (assuming a 35% tax rate), which Executive may, but is not obligated to, use toward the cost of COBRA premiums. Executive agrees to promptly notify the Company in writing if Executive becomes eligible for group health insurance coverage through a new employer before the end of the specified reimbursement period. For sake of reference, all severance benefits provided in this Section 8(h)(i) shall be referred to collectively as the “Severance Benefits”.

(ii) Preconditions. As a precondition to receiving the Severance Benefits, Executive must (i) remain in compliance with all continuing obligations Executive owes to the Company, including those set forth under Executive’s Confidential Information Agreement, (ii) within the timeframe provided in the Release (defined below) (which will be no later than sixty (60) days after the Separation Date), Executive must sign and return to the Company, a separation agreement and release of claims in substantially the form attached hereto as Exhibit B (the “Release”) and allow the Release to become fully-effective and non-revocable by its terms, and

(iii) if Executive holds any other positions with the Company or any affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board). The Severance will be paid in the form of continuing installments on the Company’s ordinary payroll schedule, beginning with the first such date that occurs at least eight (8) days after the date the Release becomes effective (provided Executive has returned the fully executed copy of the Release to the Company).

9. CODE SECTION 409A COMPLIANCE.

(a) Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

(b) For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon Executive’s Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and Executive is, on Executive’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon Executive’s Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the payments upon Executive’s Separation From Service that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this Section 9(b), and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

(c) None of the Severance Benefits under this Agreement will commence or otherwise be delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices and no interest will be due on any amounts so deferred.

10. BETTER AFTER TAX PROVISION.

(a) If any proposed payment or benefit that Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then prior to closing the transaction that would cause a payment to be a 280G Payment, the Company shall seek shareholder approval of the 280G Payment pursuant to the provisions of Treasury Regulations 1.280G-1. In the event that shareholder approval is not given the, 280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (i) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (i) or by clause (ii)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (i) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Determination of the Reduced Amount will be determined in consultation with Executive and Executive’s counsel.

(b) Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., earnouts, being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.

(c) If Section 280G of the Code is not applicable by law to Executive, the Company will determine whether any similar law in Executive’s jurisdiction applies and should be taken into account.

(d) The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Corporate Transaction will make all determinations required to be made under this Section 10. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

(e) If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to clause (i) of Section 10(a) and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, Executive will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (i) of Section 10(a)) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (ii) of the first paragraph of Section 10(a), Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

11. MISCELLANEOUS.

(a) Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters reasonably related to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

(b) Taxes. Executive shall be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement which are not withheld by the Company. Executive agrees to indemnify and hold harmless the Company from any and all claims or penalties asserted against the Company arising from Executive’s failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(d) Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

(e) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed, or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time to require performance of any provision hereof shall in no manner affect his, her, or its right at a later time to enforce such provision. No waiver by a Party of a breach of this Agreement shall be deemed to be or construed as a waiver of any other breach of any term or condition contained in the Agreement.

(f) Successors and Assigns. This Agreement may be assigned by the Company to an affiliated entity or to any successor or assignee of the Company with or without Executive’s consent. This Agreement is not assignable by Executive.

(g) Notices. All notices to be given hereunder shall be in writing and shall be deemed to have been duly given on: the date personally or hand delivered; one (1) day after being sent by internationally-recognized overnight delivery courier; and three (3) days after being sent by certified mail, return receipt requested. Notices mailed to Executive shall be sent to Executive’s last home address as reflected in the Company’s personnel records. Executive promptly shall notify Company of any change in Executive’s address. Notices to be issued to the Company shall be directed to the Board and shall be mailed to the Company’s headquarters, with a copy (which shall not constitute notice) to Michael Nelson, Cooley LLP, 1144 15th Street, Suite 2300, Denver, CO 80202.

(h) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Colorado.

(i) Dispute Resolution. To aid the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, and in exchange for the mutual promises contained in this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where Executive last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the Parties mutually agree, then the arbitration shall be conducted by the American Arbitration

Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where Executive last worked for the Company or another mutually agreeable location. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event Executive or the Company intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive acknowledges and agrees that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the Parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this Section with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Each Party is responsible for its own attorneys’ fees, except as may be expressly set forth in the Confidential Information Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

(j) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(k) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(l) Entire Agreement. This Agreement, together with the Exhibits, sets forth the complete and exclusive agreement and understanding of the Parties with regard to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, promises, representations, or communications, written or oral, pertaining to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the invalid or unenforceable provision shall be modified to render it valid and enforceable consistent with the intent of the parties insofar as possible under applicable law. For purposes of construing this Agreement, any ambiguities shall not be construed against any party as the drafter. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws as set forth in Section 11(h) without regard to conflict of laws principles.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the Effective Date to indicate their understanding and acceptance of all of the above-stated terms and conditions.

COLDQUANTA INCORPORATED D/B/A INFLEQTION

By:	/s/ Alok Gupta
Name: Alok Gupta
Title: Chief Financial Officer

EXECUTIVE

/s/ Matthew Kinsella
Matthew Kinsella

[Signature Page to Employment Agreement (Matthew Kinsella)]

EXHIBIT A

Employee Confidential Information and Inventions Assignment Agreement

[attached separately]

A-1

EXHIBIT B

RELEASE

[To be signed within timing provided by the Company]

My employment with ColdQuanta Incorporated d/b/a Infleqtion (the “Company”) ended in all capacities on [•] (the “Separation Date”). I hereby confirm that I have been paid all compensation owed to me by the Company for all hours worked; I have received all the leave and leave benefits and protections for which I was eligible, pursuant to the Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

If I choose to enter into this Release and allow it to become effective by its terms, the Company will provide me with certain severance benefits pursuant to the terms of the Employment Agreement between me and the Company dated [•], 2024 (the “Agreement”). I understand that I am not entitled to such severance benefits unless I return this fully-executed Release to the Company within [•] days after the Separation Date, and allow this Release to become fully effective and non-revocable by its terms. (Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.)

In exchange for the severance benefits to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release, including but not limited to claims arising from or in any way related to my employment with the Company or the termination of that employment (collectively, the “Released Claims”), provided however that “Released Claims” does not include Excluded Claims (as defined below). By way of example, the Released claims include, but are not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), Colorado state law, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any claims for breach of the Agreement arising after the date on which I sign this Release; (2) claims for reimbursement of properly incurred business expenses prior to and through the Separation Date which are submitted to the Company for reimbursement within thirty (30) days after the Separation Date; (3) all rights I have in respect of equity awards and Severance (as defined in the Agreement); (4) all claims for or rights to indemnification pursuant to the certificate of incorporation and bylaws of the Company, any indemnification agreement to which I am a party, any directors and officers insurance applicable to me or under applicable law; and (5) all claims which cannot be waived as a matter of law.

I agree not to disparage the Company, and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately to any inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Release shall limit my right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Consistent with the Colorado Protecting Opportunities and Workers’ Rights Act (the “POWR Act”), if, after I enter into this Release, the Company disparages me, the Company may not seek to enforce this non-disparagement paragraph or seek damages for breach of this provision; provided, however, that all other provisions of this Release shall remain in full force and effect.

I acknowledge and agree that both during and after my employment I are obligated to refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials.

I hereby certify that I have returned, without retaining any reproductions (in whole or in part), all information, materials and other property of the Company, including but not limited to any such information, materials or property contained on any personally-owned electronic or other storage device (such as computer, cellular phone, PDA, tablet or the like). I also represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

Nothing in this Release has prevented, currently prevents, or shall prevent me from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal government agency, the California Department of Fair Employment and Housing, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. Nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. Furthermore, consistent with Colorado law (including the POWR Act), nothing in this Release shall: (i) prohibit me from disclosing the underlying facts of any alleged discriminatory or unfair employment practice, including the existence and terms of this Release, to my immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic group, legal counsel, financial advisor, or tax preparer; or (ii) prohibit me from disclosing the underlying facts of any alleged discriminatory or unfair employment practice to any government agency, including the existence and terms of this Release, or in response to a subpoena, without first notifying the Company. In addition, the disclosure of the underlying facts of any alleged discriminatory or unfair employment practice by the Company shall not constitute disparagement of the Company prohibited by this Release. I further understand this Release is not intended to and does not limit my ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, I am otherwise waiving, to the fullest extent permitted by law, any and all rights I may have to individual relief based on any Released Claims and any rights I have waived by signing this Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the parties released above that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised that I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (c) I have been given at least [twenty-one (21) days/ forty-five (45) days (if applicable)] to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following my execution of this Release to revoke my acceptance of it (with such revocation to be delivered in writing to the Company within the 7-day revocation period); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it, provided I do not earlier revoke it.

This Release, together with the Agreement (including all Exhibits and documents incorporated therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

[remainder of page intentionally left blank]

Matthew Kinsella

[Date]

POWR Act Addendum

ColdQuanta Incorporated d/b/a Infleqtion and Matthew Kinsella each acknowledge and agree that the foregoing Release complies with the requirements of the Colorado Protecting Opportunities and Workers’ Rights (POWR) Act.

By:
	Name:	Date
Title:

	Matthew Kinsella	Date

COLDQUANTA, INC.

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made as of June 24, 2024 (this “Amendment”), by and between COLDQUANTA, INC., a Delaware corporation (the “Company”), and Matt Kinsella (“Employee”). Any capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the parties previously entered into that certain Employment Agreement, dated as of June 6, 2024, by and between the Company and Employee (the “Employment Agreement”);

WHEREAS, Section 11(e) of the Employment Agreement provides that the Employment Agreement may be amended with the written consent of the Company and Employee; and

WHEREAS, pursuant to Section 11(e) of the Employment Agreement, the parties desire to amend the Employment Agreement as provided herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing promises the parties hereto, intending to be legally bound, agree as follows:

1.   AMENDMENT TO SECTION 5(C)(2). Section 5(c)(2) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Executive shall be granted at the closing of the Spin-Off, an option exercisable for a number of shares of the class of securities of Spin-Co (as defined below) issued to other holders of the Company equal to the product of (a) the percentage ownership of the Company held by Executive multiplied by (b) the number of shares of Spin-Co issued in the Spin-Off. The percentage of the Company owned by Executive shall be calculated on a fully-diluted basis treating (1) in the numerator, the Option “as-exercised” in determining Executive’s percentage ownership of the Company and (2) in the denominator assuming the conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants at the time of determination. In determining the number of shares of Spin-Co, all shares of Common Stock reserved and available for future grant under any Spin-Co incentive plan shall be included. The option for Spin-Co shares shall have an exercise price equal to 100% of fair market value per share of the securities issuable upon exercise and shall be vested to the extent that the Option is vested at such time and shall continue to vest in the same manner as the Option.”

2.   MISCELLANEOUS.

2.1  Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

2.2  Continued Validity of the Employment Agreement. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as originally constituted.

2.3  Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators.

2.4  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

23.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO EMPLOYMENT AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

COLDQUANTA, INC.

By:	/s/ Alok Gupta
Name:	Alok Gupta
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT EMPLOYMENT AGREEMENT as of the date set forth in the first paragraph hereof.

EMPLOYEE:

/s/ Matthew Kinsella
Name:	Matthew Kinsella